[OTTAWA FINANCIAL CORPORATION LETTERHEAD]

March 31, 2000

Dear Fellow Shareholder:

        On behalf of the Board of Directors and management of Ottawa Financial Corporation, we cordially invite you to attend the Annual Meeting of Shareholders of the Corporation. The meeting will be held at 10:00 a.m. local time, on April 25, 2000 at the Holiday Inn and Conference Center located at 650 East 24th Street, Holland, Michigan. This annual meeting will include management's report to you on Ottawa Financial Corporation's 1999 financial and operating performance.

        We encourage you to attend the meeting in person. Whether or not you plan to attend, however, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope as promptly as possible. This will save us the additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

        Your Board of Directors and management are committed to the continued success of Ottawa Financial Corporation and the enhancement of your investment. As Vice Chairman of the Board and Chief Executive Officer of Ottawa Financial Corporation, I want to express my appreciation for your confidence and support.

Very truly yours, /s/ Douglas J. Iverson DOUGLAS J. IVERSON Vice Chairman of the Board and CEO
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OTTAWA FINANCIAL CORPORATION
245 Central Avenue
Holland, Michigan 49423
(616) 393-7000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on April 25, 2000

        Notice is hereby given that the Annual Meeting of Shareholders of Ottawa Financial Corporation will be held at the Holiday Inn and Conference Center located at 650 East 24th Street, Holland, Michigan on April 25, 2000, at 10:00 a.m. local time. At the annual meeting, shareholders will be asked to consider and vote on the following proposals:

Proposal I.	Election of three directors, each with a term of three years; and
Proposal II.	The ratification of the appointment of Crowe, Chizek and Company LLP, as independent auditors for the Company for the year ending December 31, 2000.

Shareholders also will transact such other matters as may properly come before the annual meeting. We are not aware of any other business to come before the meeting.

        The record date for the annual meeting is March 14, 2000. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. A complete list of shareholders entitled to vote at the meeting will be available for inspection by shareholders at the offices of the Company during the ten days prior to the annual meeting as well as at the meeting. Your Board of Directors recommends that you vote "FOR" the proposals.

        A proxy card and proxy statement for the annual meeting are enclosed. Whether or not you plan to attend the annual meeting, please take the time to vote by signing, dating and mailing the enclosed proxy card which is solicited on behalf of the Board of Directors. The proxy will not be used if you attend and vote at the annual meeting in person. Regardless of the number of shares you own, your vote is very important. Please act today.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Douglas J. Iverson DOUGLAS J. IVERSON Vice Chairman of the Board and CEO

Holland, Michigan
March 31, 2000

Important: The prompt return of proxies will save us the expense of further requests for proxies to ensure a quorum at the annual meeting. A pre-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

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OTTAWA FINANCIAL CORPORATION
245 Central Avenue
Holland, Michigan 49423
(616) 393-7000

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 25, 2000

INTRODUCTION

       The Ottawa Financial Corporation Board of Directors is using this proxy statement to solicit proxies from the holders of common stock of Ottawa Financial Corporation for use at the Company's Annual Meeting of Shareholders. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about March 31, 2000. Ottawa Financial Corporation is referred to in this proxy statement as "Ottawa Financial" or the "Corporation."

       Certain of the information provided herein relates to AmeriBank, the wholly-owned and principal operating subsidiary of Ottawa Financial.

        On June 30, 1999, the Company paid a 10% stock dividend to its shareholders of record at the close of business on June 14, 1999. All share and per share data in this proxy statement have been restated to reflect the effect of this stock dividend.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

       Our annual meeting will be held as follows:

        Date:   April 25, 2000
       Time:   10:00 a.m., local time
       Place :   Holiday Inn and Conference Center
                    650 East 24th Street
                     Holland, Michigan

Matters to be Considered at the Annual Meeting

        At the annual meeting, shareholders of Ottawa Financial are being asked to consider and vote upon the following proposals:

Proposal I.	Election of three directors, each with a term of three years; and
Proposal II.	The ratification of the appointment of Crowe, Chizek and Company LLP, as independent auditors for the Company for the year ending December 31, 2000.

The shareholders also will transact any other business that may properly come before the annual meeting. As of the date of this proxy statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this proxy statement.

Your Voting Rights

       We have fixed the close of business on March 14, 2000 as the record date for the annual meeting. Only shareholders of record of Ottawa Financial common stock on that date are entitled to notice of and to vote at the annual meeting. You are

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entitled to one vote for each share of Ottawa Financial common stock you own. On March 14, 2000, 6,076,389 shares of Ottawa Financial common stock were outstanding and entitled to vote at the annual meeting.

       We maintain an Employee Stock Ownership Plan ("ESOP") which owns approximately 9.2 percent of Ottawa Financial common stock. Full-time employees of Ottawa Financial and AmeriBank participate in the ESOP. Each ESOP participant instructs the trustee of the plan how to vote the shares of Ottawa Financial common stock allocated to his or her account under the ESOP. If an ESOP participant properly executes the voting instruction card distributed by the ESOP trustee, the ESOP trustee will vote such participant's shares in accordance with the shareholder's instructions. Where properly executed voting instruction cards are returned to the ESOP trustee with no specific instruction as how to vote at the annual meeting, the trustee will vote the shares "FOR" the election of each of management's director nominees and "FOR" the ratification of the appointment of Crowe, Chizek and Company LLP as independent auditors for Ottawa Financial for the year ending December 31, 2000. In the event the ESOP participant fails to give timely voting instructions to the trustee with respect to the voting of the common stock that is allocated to his or her ESOP account, the trustee will not vote such shares. The ESOP trustee will vote the shares of Ottawa Financial common stock held in the ESOP but not allocated to any participant's account in the same proportion as directed by the ESOP participants who directed the trustee as to the manner of voting their allocated shares in the ESOP with respect to each such proposal.

       If you are the beneficial owner of shares held in "street name" by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, your broker will nevertheless be entitled to vote the shares with respect to "discretionary" items, but will not be permitted to vote your shares with respect to "non-discretionary" items. In the case of non-discretionary items, the shares will be treated as "broker non-votes." Under The Nasdaq Stock Market rules, both the election of directors and the ratification of auditors are considered "discretionary" items and, therefore, your broker may vote your shares without instructions from you.

       Broker non-votes will be included for purposes of calculating the presence of a quorum, which is necessary in order for us to conduct the meeting, but are not otherwise counted as shares entitled to vote on a proposal.

Vote Required to Approve the Proposals

       Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of Ottawa Financial common stock. This means that the three director nominees with the most affirmative votes will be elected to fill the available seats. Shares that are represented by proxy which are marked "vote withheld" for the election of one or more director nominees and broker non-votes will have no effect on the vote on the election of directors.

       If a director nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

       Ratification of the appointment of Crowe, Chizek and Company LLP as our independent auditors for the year ending December 31, 2000 requires the affirmative vote of the majority of shares cast, in person or by proxy, at the annual meeting by holders of Ottawa Financial common stock. Shareholder abstentions on the proposal to ratify the appointment of Crowe, Chizek and Company LLP as our independent auditors will have the same effect as a vote against the proposal, while broker non-votes will have no effect on the outcome of the vote.

        The Ottawa Financial Board of Directors unanimously recommends that you vote "FOR" election of each of management's director nominees and "FOR" the proposal to ratify Crowe, Chizek and Company LLP as our independent auditors for the year ending December 31, 2000.

How to Vote at the Annual Meeting

        You may vote in person at the annual meeting or by proxy. To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting. See "How to Revoke Your Proxy" below.

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       Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, the persons named as your proxy will vote your shares as you have directed. If you submit your proxy but do not make a specific choice as to how to vote, your proxy will follow the Ottawa Financial Board's recommendation and vote your shares "FOR" the election of each of management's director nominees and "FOR" the proposal to ratify Crowe, Chizek and Company LLP as our independent auditors for the year ending December 31, 2000.

       The persons named in the proxy will have the discretion to vote on any other business properly presented for consideration at the annual meeting in accordance with their best judgment. We are not aware of any other matters to be presented at the shareholders' annual meeting other than those described in the Notice of Annual Meeting of Shareholders accompanying this document.

       You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children -- in which case you will receive three separate proxy cards to vote.

How to Revoke Your Proxy

        You may revoke your proxy before it is voted by:

  submitting a new proxy with a later date,
  notifying the Corporate Secretary of Ottawa Financial in writing before the annual meeting that you have revoked your proxy, or voting in person at the annual meeting.

       If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a letter from the nominee indicating that you were the beneficial owner of Ottawa Financial common stock on March 14, 2000, the record date for voting at the annual meeting.

Proxy Solicitation Costs

       We will pay our own costs of soliciting proxies. In addition to this mailing, our directors, officers and employees may also solicit proxies personally, electronically or by telephone. We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

STOCK OWNERSHIP

Stock Ownership of Significant Shareholders, Directors and Executive Officers

       The following table presents information regarding the beneficial ownership of Ottawa Financial common stock as of March 14, 2000, by:

  those persons or entities (or group of affiliated persons or entities) known by management to beneficially own more than five percent of the outstanding common stock of Ottawa Financial;
  each director and director nominee of Ottawa Financial;
  each executive officer of Ottawa Financial named in the Summary Compensation Table appearing under "Executive Compensation" below; and
  all of the executive officers and directors of Ottawa Financial as a group.

       The persons named in this table have sole voting power for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the footnotes to this table. The

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address of each of the beneficial owners, except where otherwise indicated, is the same address as Ottawa Financial. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of Ottawa Financial.

       Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options held by that person that are currently exercisable or exercisable within 60 days after March 14, 2000 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial Owners	Shares Beneficially Owned(1)	Percent of Class
Ottawa Financial Corporation Employee Stock Ownership Plan	561,532(2)	9.24%
Ronald J. Bieke, Director	75,397(3)	1.24%
Gordon H. Cunningham, Chairman of the Board	81,125	1.33%
B. Patrick Donnelly, III, Director	49,533	*
Gordon L. Grevengoed, Director	259,326	4.19%
Ronald L. Haan, President and Director	137,152	2.23%
Douglas J. Iverson, Vice Chairman of the Board and CEO	184,082(4)	2.98%
Robert D. Kolk, Director	83,473	1.37%
Brian W. Koop, Director	62,842(5)	1.03%
Leon E. Koops, Director	67,380	1.10%
Richard T. Walsh, Director	1,100	*
Lee J. Pankratz, Senior Vice President and CLO	57,415	*
Jon W. Swets, Senior Vice President and CFO	23,409	*
Directors and executive officers of the Corporation as a group (14 persons)	1,118,514(6)	17.10%
_______________________________
(1)	Includes shares of common stock as to which the named individual has the right to acquire beneficial ownership, currently or within 60 days of the March 14, 2000 voting record date, pursuant to the exercise of stock options, as follows:
Mr. Bieke - 9,575 shares	Mr. Haan - 60,297 shares	Mr. Koops - 23,921 shares
Mr. Cunningham - 35,881 shares	Mr. Iverson - 92,128 shares	Mr. Walsh - 0 shares
Mr. Donnelly - 23,921 shares	Mr. Kolk - 23,921 shares	Mr. Pankratz - 21,480 shares
Mr. Grevengoed - 119,235 shares	Mr. Koop - 23,921 shares	Mr. Swets - 18,820 shares
(2)	Represents shares held by the ESOP, 367,132 shares of which have been allocated to accounts of participants. Pursuant to the terms of the ESOP, each ESOP participant has the right to direct the voting of shares of common stock allocated to his or her account. First Bankers Trust Company, N.A., Quincy, Illinois, as the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to the accounts of participants.
(3)	Includes shared voting and investment power over 11,858 shares of common stock owned by the individual's spouse.
(4)	Includes shared voting and investment power over 1,331 shares of common stock owned by a living trust of which the named individual is a co-trustee and beneficiary.
(5)	Includes shared voting and investment power over 9,982 shares of common stock owned by the individual's spouse.
(6)	Includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain of the individual members' families, or held by trusts of which the individual member is a trustee or substantial beneficiary, with respect to which shares the individual member may be deemed to have sole or shared voting and/or investment powers. This amount also includes 462,813 shares issuable to directors and executive officers upon the exercise of options currently exercisable or exercisable within 60 days of the March 14, 2000 voting record date.

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Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of Ottawa Financial's common stock (or any other equity securities, of which there are none), to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this proxy statement any late filings or failures to file.

       To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with except that Lee J. Pankratz, Timothy J. Lockwood and Cheryl M. Blouw, each an executive officer of the Company, upon becoming a reporting person under Section 16(a) filed their "Initial Statement of Beneficial Ownership of Securities" on Form 3 late.

PROPOSAL I - ELECTION OF DIRECTORS

       Our Board of Directors consists of ten members. Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified. All of our nominees currently serve as Ottawa Financial directors.

       The table below sets forth information regarding our Board of Directors, including their age, position with Ottawa Financial and term of office. If any director nominee is unable to serve before the election, your proxy authorizes us to vote for a replacement nominee if our Board of Directors names one. At this time, we are not aware of any reason why a nominee might be unable to serve if elected. Except as disclosed in this proxy statement, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. The Board of Directors recommends you vote "FOR" each of the director nominees.

Name	Age(1)	Position(s) Held in Ottawa Financial	Director Since(2)	Term of Office Expires
Nominees
Gordon H. Cunningham	68	Chairman of the Board	1973	2000
B. Patrick Donnelly, III	54	Director	1984	2000
Robert D. Kolk	58	Director	1989	2000
Directors Remaining in Office
Ronald J. Bieke	66	Director	1998	2002
Ronald L. Haan	46	President and Director	1996	2002
Douglas J. Iverson	50	Vice Chairman of the Board and CEO	1993	2002
Brian W. Koop	49	Director	1992	2002
Gordon L. Grevengoed	68	Director	1986	2001
Leon E. Koops	54	Director	1986	2001
Richard T. Walsh	63	Director	1999	2001
_________________________

(1)  At December 31, 1999.

(2)  Includes service as a director of AmeriBank.

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       The principal occupation of each director of Ottawa Financial and each of the nominees for director is set forth below. All directors and nominees have held their present position for at least five years unless otherwise indicated.

       Gordon H. Cunningham.Mr. Cunningham has served as Chairman of the Board of Directors of Ottawa Financial since its incorporation in March 1994. Mr. Cunningham is a partner in the law firm of Cunningham Dalman, P.C., which acts as general counsel to AmeriBank. He was appointed Chairman of the Board of AmeriBank in 1992.

       B. Patrick Donnelly, III.Mr. Donnelly began serving as President of Productive Solutions, LLC, a consulting company, in July 1998. Prior to that date, he was Plant Manager of RAN Enterprises, Inc. beginning in November 1995, and Production Manager of Technical Auto Parts beginning in October 1993. He is also a director of Donnelly Corporation, a publicly held company.

       Robert D. Kolk. Mr. Kolk is President and Co-owner of Mechanical Transplanter Company, a manufacturer of agricultural transplanting machinery.

       Ronald J. Bieke.Mr. Bieke is President of Arcadia BIDCO Corporation, a business and industrial development corporation, which is located in Kalamazoo, Michigan. Since 1996, Mr. Bieke has also been serving as Vice Chairman of the Board of Directors of Mercantile Bank of Southwest Florida. From 1987 to 1996, Mr. Bieke served as Chairman and Chief Executive Officer of AmeriBank Federal Savings Bank, headquartered in Muskegon, Michigan. Ottawa Financial acquired AmeriBank Federal Savings Bank in February 1996.

       Ronald L. Haan. Mr. Haan was appointed, effective January 1, 1999, President, Chief Operating Officer and Secretary of AmeriBank and Ottawa Financial, President of O.S. Services, Inc. and Chairman of the Board of AmeriPlan Financial Services, Inc. Previously, he served as Executive Vice President and Assistant Secretary of AmeriBank and Senior Vice President and Assistant Secretary of Ottawa Financial. Mr. Haan also serves as a director of AmeriBank and Ottawa Financial. Prior to joining Ottawa Financial in February 1996, Mr. Haan was employed in 1989 as Executive Vice President of AmeriBank Federal Savings Bank and in February 1990 was appointed Chief Financial Officer. In December 1990, he was elected President, Chief Administrative Officer and a director of AmeriBank Federal Savings Bank. Prior to his employment at AmeriBank Federal Savings Bank, Mr. Haan was employed by MetroBanc Federal Savings Bank of Grand Rapids, Michigan, from 1978 to 1987 as Vice President, and from 1987 to 1989 at Comerica Bank, Grand Rapids, Michigan, as Vice President and Regional Manager.

       Douglas J. Iverson.Mr. Iverson was appointed, effective January 1, 1999, Chief Executive Officer and Vice Chairman of the Boards of Ottawa Financial and AmeriBank, and Chief Executive Officer of O.S. Services, Inc. Previously, he served as Executive Vice President, Secretary and Chief Operating Officer of Ottawa Financial and President and Secretary of AmeriBank. Mr. Iverson joined AmeriBank in 1972, and has served in numerous capacities during such tenure.

       Brian W. Koop. Mr. Koop is Vice President and Senior Executive for JCI Institute, which provides leadership training and development for executives of Johnson Controls, Inc., a company which manufactures automotive parts.

       Gordon L. Grevengoed.Effective January 1, 1999, Mr. Grevengoed resigned as President, Chief Executive Officer and Vice Chairman of the Board of Directors for Ottawa Financial and as Vice Chairman of the Board and Chief Executive Officer for AmeriBank. He served in such capacities with Ottawa Financial since its incorporation in March 1994. He was elected President and Chief Executive Officer of AmeriBank in 1985 and elected Vice Chairman of AmeriBank in 1992. Mr. Grevengoed joined AmeriBank in 1956.

       Leon E. Koops. Mr. Koops is President of Hamilton Distributing Company, an agricultural equipment distributor.

       Richard T. Walsh.Mr. Walsh is President of RT Enterprises, a business consulting and investment company. Since 1994, Mr. Walsh has also been serving as Chairman of the Board of Directors of Pioneer Industries, Inc., a manufacturer of steel doors and frames. He is also a director of Malan Realty Investors, Inc., a publicly held company.

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MEETINGS AND COMMITTEES

Meetings

       Meetings of the Board of Directors of Ottawa Financial are generally held on a monthly basis. Meetings of the Board of Directors of AmeriBank, the Company's wholly-owned operating subsidiary, are also generally held on a monthly basis. Membership on the Boards of Directors of Ottawa Financial and AmeriBank is identical. During fiscal 1999, the Boards of Directors of Ottawa Financial and AmeriBank each conducted 13 regular meetings and no special meetings. Each director attended at least 75% of each of the Ottawa Financial Board and AmeriBank Board meetings and any committees on which he or she served during fiscal 1999.

Committees

       The Boards of Directors of Ottawa Financial and AmeriBank have standing Audit and Executive Compensation Committees. Membership on these committees is identical. The whole Board of Directors of Ottawa Financial and AmeriBank each serve as their respective Nominating Committee. AmeriBank also has other committees which meet as needed to review various other functions of AmeriBank. The following table lists the members of Ottawa Financial's and AmeriBank's Audit and Executive Compensation Committees:

Audit Committee	Executive Compensation Committee
Gordon H. Cunningham (Chairman)	Gordon H. Cunningham (Chairman)
B. Patrick Donnelly, III	Ronald J. Bieke
Robert D. Kolk	Brian W. Koop
Richard T. Walsh	Leon E. Koops

       The Audit Committee met five times during fiscal 1999. The functions of the Audit Committee are as follows:

  review significant financial information for the purpose of giving added assurance that the information is accurate and timely and that it includes all appropriate financial statement disclosures;

  ascertain the existence of effective accounting and internal control systems;

  oversee the entire audit function both internal and independent; and

  provide an effective communications link between the auditors (internal and independent) and the Board of Directors.

       The Executive Compensation Committee met three times during fiscal 1999. The functions of the Executive Compensation Committee are as follows:

  determine on an annual basis the compensation to be paid to the Chief Executive Officer, President and each of the other executive officers of Ottawa Financial and AmeriBank. Non-employee directors who do not sit on the Executive Compensation Committee also participate in making executive compensation decisions through the review, discussion and ratification of the Executive Compensation Committee's recommendations;

  administer our incentive stock option plan and restricted stock plan, and determine terms and conditions of employment of the executive officers of Ottawa Financial and AmeriBank;

  oversee the administration of our employee benefit plans covering employees generally; and

  make recommendations to the Board of Directors with respect to our compensation policies.

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       The entire Board of Directors acts as Ottawa Financial's Nominating Committee for selecting nominees for election as directors. Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of directors who complies with the notice procedures set forth in the bylaws of Ottawa Financial. Nominations by shareholders must be delivered in writing to, and received by, the Secretary of Ottawa Financial at 245 Central Avenue, Holland, Michigan 49423, at least 90 days prior to the date of the annual meeting. However, if less than 100 days' notice of the date of the annual meeting is given or made to shareholders, nominations by shareholders must be delivered to the Secretary of Ottawa Financial no later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of the annual meeting was first made, whichever occurs first. The current bylaws also include provisions setting forth the specific conditions under which persons may be nominated as directors of Ottawa Financial at the annual meeting of shareholders. A copy of such provisions is available upon request to Ottawa Financial's Corporate Secretary, 245 Central Avenue, Holland, Michigan 49423.

COMPENSATION OF DIRECTORS

       As previously mentioned, the Board members of Ottawa Financial and its wholly-owned subsidiary, AmeriBank, are identical. Each non-employee director of Ottawa Financial and AmeriBank receives compensation for service on these Boards, as follows:

  in the aggregate, a $725 monthly retainer for his or her service as a director on these Boards;

  $200 for each Ottawa Financial Board meeting attended;

  $350 for each AmeriBank Board meeting attended, except for the Chairman of the Board who receives $175 for each AmeriBank Board meeting attended; and

  $100 per hour for committee meetings attended.

Directors who are employed by Ottawa Financial or AmeriBank do not receive fees for their service on these Boards or for any Board committees on which they serve.

       In addition to the Board fees described above, in connection with Mr. Walsh's appointment to the Boards of Ottawa Financial and AmeriBank in June 1999, Mr. Walsh was granted an option to purchase 22,000 shares of Ottawa Financial common stock at an exercise price of $20.45 per share pursuant to the terms of our 1995 Stock Option and Incentive Plan. The stock option is exercisable for a period of 10 years and vests in equal installments over a five year period from the date of grant.

EXECUTIVE COMPENSATION

Summary Compensation Table

       The following table sets forth summary information for a three year period concerning compensation awarded to, earned by or paid to Ottawa Financial's chief executive officer and its other executive officers, whose total salary and bonus exceeded $100,000, for services rendered in all capacities during the year ended December 31, 1999. Each of these officers received perquisites and other personal benefits in addition to salary and bonus during the periods stated. The aggregate amount of these perquisites and other personal benefits, however, did not exceed the lesser of $50,000 or 10% of the total of their annual salary and bonus and, therefore, has been omitted as permitted by the rules of the SEC. We will use the term "named executive officers" from time to time in this proxy statement to refer to the officers listed in the table below.

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		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Award ($)	Options (#)	All Other Compensation ($)
Douglas J. Iverson CEO and Vice Chairman of the Board	1999	$165,000	$95,000	---	---	$12,107(1)
	1998	143,000	88,671	---	---	12,789
	1997	133,000	76,800	---	---	15,935

Ronald L. Haan President, COO and Secretary	1999	$165,000	$90,000	---	---	$11,009(1)
	1998	133,000	82,004	---	29,432	11,804
	1997	123,000	70,800	---	---	15,353

Lee J. Pankratz Senior Vice President and CLO	1999	$100,000	$23,250	---	---	$8,317(1)
	1998	93,000	12,750	---	2,200	7,979
	1997	85,000	12,000	---	19,350	7,972

Jon W. Swets Senior Vice President and CFO	1999	$ 90,000	$21,250	---	---	$7,197(1)
	1998	85,000	11,250	---	2,200	7,046
	1997	75,000	1,298	---	6,050	---
____________________________
(1)	Represents AmeriBank's annual contributions to the ESOP on behalf of Messrs. Iverson, Haan, Pankratz and Swets. AmeriBank's ESOP contributions on behalf of Messrs. Iverson, Haan, Pankratz and Swets had a market value of $29,181, $26,535, $20,046 and $17,346, respectively, as of December 31, 1999.

Aggregate Option Exercises in Last Fiscal Year and FY-End Option Values

       The following table summarizes for each of the named executive officers certain information relating to stock options exercised by them during the year ended December 31, 1999 and the value of their unexercised options at December 31, 1999. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date and the exercise or base price of the option. The value of an unexercised, in-the-money option at fiscal year-end is the difference between its exercise or base price and the fair market value of the underlying stock on December 31, 1999, which was $18.125 per share, based on the closing price of Ottawa Financial common stock as reported on the Nasdaq Stock Market. These values, unlike the amounts set forth in the column "Value Realized," have not been, and may never be, realized. These options have not been, and may not ever be, exercised. Actual gains, if any, on exercise will depend on the value of Ottawa Financial common stock on the date of exercise. There can be no assurance that these values will be realized. Unexercisable options are those which have not yet vested.

Name	Shares Acquired on Exercise(#)	Value Realized ($	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options FY-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Douglas J. Iverson	20,000	$181,600	69,703	22,425	$571,913	$183,997
Ronald L. Haan	10,000	66,900	44,342	57,810	223,498	187,757
Lee J. Pankratz	---	---	14,950	19,900	76,675	74,813
Jon W. Swets	---	---	17,610	17,240	95,042	63,361

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Employment Agreements

        AmeriBank has an employment agreement with Mr. Iverson and Mr. Haan. Each employment agreement provides for an initial term of three years and for annual extensions of one year, in addition to the then-remaining term under the agreement, on each anniversary of the effective date of the agreement. Any extension under the agreement is, however, subject to a yearly performance evaluation by disinterested members of AmeriBank's Board of Directors. The executive's annual base salary in effect under the agreement at the time of each annual extension cannot be reduced below his then current salary. The employment agreement also guarantees executive participation in an equitable manner in employee benefits applicable to executive personnel.

       The employment agreement provides for termination upon the executive's death, for cause or in certain other events. The agreement is also terminable by the executive upon 90 days' notice to AmeriBank. For the year ended December 31, 1999, the disinterested members of AmeriBank's Board of Directors authorized contract extensions for Mr. Iverson and Mr. Haan for an additional year. Accordingly, Mr. Iverson and Mr. Haan each has approximately three years remaining on his respective employment agreement.

       In the event an executive's employment is involuntarily terminated in connection with or within 12 months following a change in control, as that term is defined in the employment agreement, Ottawa Financial or AmeriBank would be obligated to:

(i)	pay the executive his salary for the remaining term of his employment agreement;
(ii)	pay an amount equal to 299% of the executive's average annual compensation over the last five taxable years as determined under Section 280G of the Internal Revenue Code of 1986; and
(iii)	to maintain for the remaining term of the executive's agreement substantially the same health coverages available to him in effect immediately prior to such involuntary termination.

The amounts payable to the executive pursuant to subsections (i), (ii) and (iii) above shall be limited, such that these amounts will not exceed three times the executive's average annual compensation over the most recent five year period or be nondeductible by AmeriBank for federal income tax purposes pursuant to Section 280G of the Internal Revenue Code of 1986. Based on their current salaries, if Mr. Iverson's and Mr. Haan's employment had been involuntarily terminated as of December 31, 1999, they would have been entitled to receive a lump sum cash payment of approximately $1,041,000 and $787,000, respectively.

Defined Benefit Pension Plan

        AmeriBank maintains a pension plan in which the executive officers named in the Summary Compensation Table participate. AmeriBank has frozen benefits under its pension plan.

       The following table indicates the estimated annual benefits payable upon retirement as a single-life annuity to Messrs. Iverson, Haan and Pankratz for the specified compensation and years of service classifications under the AmeriBank pension plan, assuming that they remain in service with AmeriBank or Ottawa Financial until their retirement at age 65. Mr. Swets has not accrued any benefits under the pension plan since his employment commenced with AmeriBank after plan benefits were frozen. The benefits listed in the table are not subject to Social Security or other offset amounts.

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Pension Plan Table
	Years of Credited Service
Remuneration	15	20	25	30	35
$150,000	$33,750	$45,000	$56,250	$67,500	$75,000
175,000	33,750	45,000	56,250	67,500	75,000
200,000	33,750	45,000	56,250	67,500	75,000
225,000	33,750	45,000	56,250	67,500	75,000
250,000	33,750	45,000	56,250	67,500	75,000
275,000	33,750	45,000	56,250	67,500	75,000
300,000	33,750	45,000	56,250	67,500	75,000

       The term "compensation" under the pension plan generally refers to total salary and wages paid or otherwise accrued to an employee, including bonuses, overtime and extra remuneration, but excluding certain specified items such as incentive and long-term executive compensation awards, the value of stock awards, employer contributions to benefit plans and other non-taxable fringe benefits. As of December 31, 1999, the named executive officers had the following years of credited service (rounded to the nearest whole year) under the pension plan, as follows: Mr. Iverson - 25 years; Mr. Haan - 9 years; and Mr. Pankratz - 7 years.

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       Ottawa Financial's compensation plans and matters are administered by the Executive Compensation Committee. The members of the Executive Compensation Committee consist of Directors Cunningham (Chairman), Bieke, Koop and Koops.

       Director Cunningham, is a partner in the law firm of Cunningham Dalman P.C. Such firm acts as counsel to AmeriBank. The legal fees received from Ottawa Financial or AmeriBank for professional services during the year ended December 31, 1999 did not exceed 5% of the firm's gross revenues.

EXECUTIVE COMPENSATION COMMITTEE REPORT

       The following report shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

General

       The Executive Compensation Committee is responsible for developing and making recommendations to the Board of Directors with respect to Ottawa Financial's executive compensation policies, as well as administering the Stock Option Plan and the Management Recognition Plan. In addition, the Executive Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the other executive officers of Ottawa Financial. Non-employee directors who do not sit on the Executive Compensation Committee also participate in making executive compensation decisions through the review, discussion and ratification of the Executive Compensation Committee's recommendations.

Overview and Philosophy

       The Executive Compensation Committee has developed and implemented an executive compensation program which is based on guiding principles designed to align executive compensation with the values and objectives, business strategy, management initiatives, and the business and financial performance of Ottawa Financial. In applying these principals, the Executive Compensation Committee has established a program to:

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  Support a performance-oriented environment that rewards performance not only with respect to Ottawa Financial's goals but also its performance as compared to that of industry performance levels;

  Attract and retain key executives critical to the long-term success of Ottawa Financial and AmeriBank;

  Integrate compensation programs with both Ottawa Financial's annual and long-term strategic planning and measuring processes; and

  Reward executives for long-term strategic management and the enhancement of shareholder value.

       Furthermore, in making compensation decisions, the Executive Compensation Committee focuses on the individual contributions of executive officers to Ottawa Financial. The Executive Compensation Committee uses its discretion to set executive compensation where, in its judgment, external, internal or an individual's circumstances warrant it. The Executive Compensation Committee also periodically reviews the compensation policies of other similarly situated companies, as set forth in various industry publications, to determine whether Ottawa Financial's compensation decisions are competitive within its industry.

Executive Officer Compensation Program

       Ottawa Financial's executive officer compensation program is comprised of base salary, annual incentive bonuses, long-term incentive compensation in the form of stock options and restricted stock awards, and various benefits, including medical and pension plans generally available to its employees.

       Base Salary. Base salary levels for Ottawa Financial's executive officers are competitively set relative to companies in the thrift industry. In determining salaries, the Executive Compensation Committee also takes into account individual experience and performance, and specific issues particular to Ottawa Financial.

       Annual Incentive Bonuses. Executive officers are paid an annual incentive bonus, which is a percentage of such executive officers' base salary, if Ottawa Financial's targeted goals established at the beginning of each year are met and certain safety and soundness standards at AmeriBank are maintained. The annual incentive bonus awards for Mr. Iverson and Mr. Haan were calculated based on a comparison of Ottawa Financial's actual results to its targeted goals for return on equity and asset quality. The remaining executive officer's annual incentive bonus award was based on a comparison of Ottawa Financial's actual results to its targeted goals for return on equity and certain departmental goals. The Board of Directors establishes the minimum and maximum bonus pool based on a range of return on equity, taking into consideration Ottawa Financial's performance goals included in its business plan.

       Stock Benefit Plans. The Stock Option Plan and Management Recognition and Retention Plan are Ottawa Financial's long-term incentive plans for directors, officers and employees. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and Ottawa Financial's performance, and to enable executives to develop and maintain a significant, long-term stock ownership position in Ottawa Financial's common stock. Awards are made at a level calculated to be competitive with the thrift industry and within the limits prescribed by the Office of Thrift Supervision.

Chief Executive Officer Compensation

       For the year ended December 31, 1999, Mr. Iverson received a base salary of $165,000. Mr. Iverson's base salary for 1998 was $143,000. The increase reflected the Executive Compensation Committee's consideration of base salaries in the industry, Mr. Iverson's responsibilities of running a public company, and the Committee's and the Board's assessment of Mr. Iverson's performance over the year in recognition of the performance by Ottawa Financial during 1999 as compared to Ottawa Financial's goals.

       In 1993, Section 162(m) was added to the Internal Revenue Code, the effect of which is to eliminate the deductibility of compensation over $1 million, with certain exclusions, paid to each of certain highly compensated executive officers of publicly held corporations, such as Ottawa Financial. Section 162(m) applies to all remuneration, both cash and non-cash, that would otherwise be deductible for tax years beginning on or after January 1, 1994, unless expressly excluded. Because the current compensation of each of Ottawa Financial's executive officers is below the $1.0 million threshold, Ottawa Financial has not yet considered its policy regarding the new provision.

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       The foregoing report is furnished by the Executive Compensation Committee of the Board of Directors of Ottawa Financial.

        Gordon H. Cunningham
        Ronald J. Bieke
        Brian W. Koop
        Leon E. Koops

STOCK PERFORMANCE GRAPH

       The Stock Performance Graph presented below shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

       The rules and regulations of the SEC require the presentation of a line graph comparing, over a period of five years, the cumulative total shareholder return to a performance indicator of a broad equity market index and either a nationally recognized industry index or a peer group index constructed by us. The following graph compares the performance of Ottawa Financial's common stock with the Media General Savings and Loan Index and the Nasdaq Stock Market Index. The comparison assumes $100 was invested in our common stock on January 1, 1995 and in each of the foregoing indices and assumes the reinvestment of all dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

Comparison of Five-year Cumulative Total Return
(Ottawa Financial, Media General Savings and Loan Index
and the Nasdaq Stock Market Index)

[GRAPHIC: LINE CHART OF COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN]

	12/31/94	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99
Ottawa Financial Corporation	$100.00	$149.40	$164.11	$371.25	$259.38	$226.03
Selected Thrift Index	100.00	158.39	206.71	347.56	304.68	244.93
Nasdaq Market Index	100.00	129.71	161.18	197.16	278.08	490.46

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Certain Transactions

       AmeriBank has followed a policy of granting loans to eligible directors, officers, employees and members of their immediate families for the financing of their personal residences and for consumer purposes. As of December 31, 1999, all loans or extensions of credit to executive officers and directors were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and do not involve more than the normal risk of repayment or present other unfavorable features. All loan requests by directors and executive officers are submitted to AmeriBank's loan committee for approval.

PROPOSAL II

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

       The Board of Directors has renewed Ottawa Financial's arrangement for Crowe, Chizek and Company LLP to be its independent auditors for the year ending December 31, 2000 subject to the ratification of the appointment by Ottawa Financial's shareholders. A representative of Crowe, Chizek and Company LLP is expected to attend the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

        The Board of Directors recommends that shareholders vote "FOR" the ratification of the appointment of Crowe, Chizek and Company LLP as Ottawa Financial's independent auditors for the year ending December 31, 2000.

SHAREHOLDER PROPOSALS

       In order to be eligible for inclusion in Ottawa Financial's proxy materials for next year's Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at Ottawa Financial's executive office at 245 Central Avenue, Holland, Michigan 49423 no later than November 17, 2000. To be considered for presentation at next year's annual meeting, although not included in the proxy statement, any shareholder proposal must be received at Ottawa Financial's executive office on or before January 25, 2001; provided, however, that in the event that the date of next year's annual meeting is held before April 5, 2001 or after June 23, 2001, the shareholder proposal must be received not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of the meeting was made, whichever occurred first.

       All shareholder proposals for inclusion in Ottawa Financial's proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 and, as with any shareholder proposal regardless of whether included in Ottawa Financial's proxy materials, Ottawa Financial's certificate of incorporation and bylaws, and Delaware Law.

OTHER MATTERS

       The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

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REVOCABLE PROXY

OTTAWA FINANCIAL CORPORATION

Annual Meeting of Shareholders. April 25, 2000

This proxy is being solicited by the Board of Directors of Ottawa Financial Corporation. The undersigned hereby appoints the members of the Board of Directors of Ottawa Financial Corporation, and its survivors, with full power of substitution, and authorizes them to represent and vote, as designated below and in accordance with their judgment upon any other matters properly presented at the annual meeting, all the shares of Ottawa Financial Corporation common stock held of record by the undersigned at the close of business on March 14, 2000, at the annual meeting of shareholders, and at any and all adjournments or postponements thereof. The Board of Directors recommends you vote "FOR" each of the following proposals.

		FOR	WITH- HOLD	FOR ALL EXCEPT

I.	The election of GORDON H. CUNNINGHAM, B. PATRICK DONNELLY, III and ROBERT D. KOLK as directors for terms of three years.	/_/	/_/	/_/

Instructions: To vote for all nominees mark the box "FOR" with an "X". To withhold your vote for all nominees mark the box "WITHHOLD" with and "X". To withhold your vote for an individual nominee mark the box "FOR ALL EXCEPT" with an "X" and write the name of the nominee on the line provided below for whom you wish to withhold your vote:

		FOR	AGAINST	ABSTAIN

II.	The ratification of the appointment of Crowe, Chizek and Company LLP as the Company's independent auditors for the year ending December 31, 2000.	/_/	/_/	/_/

The undersigned acknowledges receipt from Ottawa Financial Corporation, prior to the execution of this proxy, of the Notice of Annual Meeting scheduled to be held on April 25, 2000, an Annual Report to Shareholders for the year ended December 31, 1999, and a proxy statement relating to the business to be addressed at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the election of each of the directors set forth herein. Should a director nominee be unable to serve as a director, an event that we do not currently anticipate, the persons named in this proxy reserve the right, in their discretion, to vote for a substitute nominee designated by the Board of Directors.

Dated: ______________________________________
PRINTED NAME OF SHAREHOLDER APPEARS HERE
_______________________________________________ SIGNATURE OF SHAREHOLDER _______________________________________________ SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears above on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

fold and detach here
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PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THE ATTACHED PROXY IN
THE ENCLOSED. PRE-ADDRESSED, POSTAGE-PAID ENVELOPE.

This proxy may be revoked at any time before it is voted by delivering to the Secretary of Ottawa Financial Corporation, on or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than this proxy or a later dated proxy relating to the same shares of Ottawa Financial Corporation common stock, or by attending the annual meeting and voting in person. Attendance at the annual meeting will not in itself constitute the revocation of a proxy. If this proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.